Exhibit 10.7

November 6, 2014
Ravi Narula	1880 Embarcadero Road Palo Alto, CA 94303 Phone: 650.566.6682 Fax: 650.618.0451 www.ooma.com

Dear Ravi,

We are very pleased to offer you employment with Ooma, Inc. (“Company”) for the position of Vice President and Chief Financial Officer to begin on December 1, 2014. You will report to the CEO, Eric Stang. This is an exempt position, which carries considerable responsibility and which is integral to the continued development and success of our Company. This letter formally presents the specifics of our offer of employment, which you should read and carefully consider.

You will receive an annual base salary of $300,000.00 paid semi-monthly. You will be eligible annually for a $100,000 standard performance bonus for meeting a set of well-defined objectives based on deliverables and due dates determined by the CEO and on Company achievement of the annual corporate financial plan. You will first be eligible for a pro-rated bonus amount for the period from your start date to January 31, 2015; the first full period for which you will be eligible for a performance bonus will then be the Company’s annual fiscal cycle beginning on February 1, 2015 and ending on January 31, 2016. You will earn 15 days of Paid Time Off (PTO) per year along with 8 company-observed paid holidays. Subject to Board of Directors’ approval, you will be granted an option to purchase 255,000 shares of the Company’s common stock under the Company’s stock option plan, representing 1% of the Company’s fully diluted shares. The per-share exercise price of the options will be equal to the per-share fair market value of the common stock on the date of grant as determined by the Board of Directors. Such options shall be subject to vesting restrictions, which include a one-year cliff, a 4-year vesting period and other standard provisions set forth in the Company’s stock option documentation, provided that the options shall be immediately exercisable with a repurchase right by Ooma until vested.

In the event a Change of Control occurs (as defined in the Company’s 2005 Stock Plan) and within twelve (12) months following such Change of Control, if either (A) your service with the Company is involuntarily terminated without Cause (as defined in the 2005 Stock Plan), or (B) without your consent there is a material reduction of your duties, authority or responsibilities, relative to your duties, authority and responsibilities as in effect immediately prior to such reduction, then 100% of the shares of Common Stock subject to any options granted to you by the Company prior to such Change of Control that have not yet vested as of the date of such involuntary termination or material reduction (the “Effective Date”) shall vest and become exercisable as of immediately prior to the Effective Date.

The Company offers a comprehensive package of employee benefits. You will be entitled to participate in these benefit plans upon satisfying plan eligibility requirements (> 20hrs week). At the present time this package includes Kaiser HMO and three Anthem Blue Cross medical plans to choose from: (Anthem Blue Cross HMO, PPO and H.SA. (Health Savings Account) plans), Metlife Dental, Blue View vision, and Sun Life life insurance (of 1x annual earnings) in addition to an employee and employer contributing Fidelity 401K plan.

Employment at the Company is “at will.” This means that you are free to resign at any time with or without cause or prior notice. Similarly, the Company is free to terminate our employment relationship with you at any time, with or without cause or prior notice. Although your job duties, title, compensation and benefits, as well as the Company’s policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in a document signed by you and the CEO of the Company. Your employment with the Company is subject to Ooma, Inc.’s general employment policies, many of which are described in the Ooma, Inc. Employee Handbook.

Your employment pursuant to this offer is contingent on the following: (1) successful completion of reference checks (2) your signing of the Company’s Proprietary Information and Inventions Assignment Agreement, which, among other things, requires that you will not, during your employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer and will not bring onto the Company’s premises any confidential or proprietary information of any former employer unless that employer has consented to such action in writing; (3) your ability to provide the Company with the legally-required proof of your identity and authorization to work in the United States; (4) to ensure that any disputes regarding employment at Ooma, Inc. are resolved efficiently and economically, we require all new employees to execute our standard Arbitration Agreement; and (5) to ensure that you are aware of the policies at Ooma, Inc., we require that you sign an acknowledgement that you have received our employee handbook These documents will be sent to you under separate cover.

We hope that you will accept our employment offer on the above terms and conditions, which can be modified only in a writing signed by the Company’s CEO. This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. We realize that this sounds a bit formal, but we want to make sure that you understand the important aspects of employment at Ooma, Inc., before you make a decision about joining us. To accept our offer, please return one original copy of your signed offer letter to me at your earliest convenience, but no later than November 10, 2014. After that time, this offer expires and will be withdrawn.

Please contact me if you have any questions whatsoever about this letter or your employment. We are looking forward to you joining us as a member of the Ooma, Inc. team.

Sincerely,	Agreed and Accepted:
/s/ Eric Stang	/s/ Ravi Narula	11/7/2014
Eric B. Stang, President & CEO	Ravi Narula	Date

2